Exhibit 99.2

Form 10-K, Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with our audited historical consolidated financial statements, which are included elsewhere in this Form 10-K. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. Actual results could differ materially because of the factors discussed in Part I, Item 1A. “Risk Factors” of this Form 10-K.

Executive Overview

This section presents summary information regarding our industry, markets and operating trends only. For further information regarding the events summarized herein, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its entirety.

Industry Overview

Worldwide semiconductor industry sales were $227.5 billion in 2005, an increase of 6.8% from $213.0 billion in 2004. We participate in unit and revenue surveys and use data summarized by the World Semiconductor Trade Statistics group to evaluate overall semiconductor market trends and also to track our progress against the total market in the areas we provide semiconductor components. The following table sets forth total worldwide semiconductor industry revenues and revenues in our total addressable market since 2001:

Year Ended December 31,	Worldwide Semiconductor Industry Sales (1)	Percent Change	Total Addressable Market Sales (1) (2)	Percent Change
	(in billions)		(in billions)
2005	$227.5	6.8%	$26.5	0.0%
2004	$213.0	28.0%	$26.5	14.2%
2003	$166.4	18.3%	$23.2	14.4%
2002	$140.7	1.2%	$20.3	2.5%
2001	$139.0	(32.0)%	$19.8	(29.8)%

(1)	Based on shipment information published by World Semiconductor Trade Statistics (WSTS), an industry research firm. WSTS collects this information based on product shipments, which is different from our revenue recognition policy as described in “Critical Accounting Policies — Revenue Recognition” contained elsewhere in this report. We believe the data provided by WSTS is reliable, but we have not independently verified it. WSTS periodically revises its information. We assume no obligation to update such information.
(2)	Our total addressable market comprises the following specific WSTS product categories: (a) discrete products (all discrete semiconductors other than sensors, RF and microwave power transistors/modules, RF and microwave diodes, RF and microwave SS transistors, power FET modules, IGBT modules and optoelectronics); (b) standard analog products (amplifiers, voltage regulators and references, comparators, ASSP consumer, ASSP computer, ASSP automotive and ASSP industrial and others); and (c) standard logic products (general purpose logic and MOS general purpose logic only). Although we categorize our products as power and data management semiconductors and standard semiconductor components, WSTS uses different product categories.

Following the unprecedented semiconductor industry revenue declines of 2001, the semiconductor industry began to show signs of stability in 2002 and grew more robust in both 2003 and 2004. Worldwide semiconductor industry sales grew by 18.3% in 2003, 28.0% in 2004 and 6.8% in 2005. Sales in our total addressable market grew by 14.2% in 2004 and 14.4% in 2003, reflecting increases in volume and slowing rates of price declines. Sales in our total addressable market remained stable in 2005, reflecting increases in volume that were offset by price declines. The most recently published estimates of WSTS project a compound annual growth rate in our total addressable market of approximately 6% during 2004 through 2008. These are projections and may not be indicative of actual results.

Business Overview

We classify our products broadly as power and data management semiconductors and standard semiconductor components. We design, manufacture and market an extensive portfolio of semiconductor components that addresses the design needs of sophisticated electronic systems and products. Our power management semiconductor components control, convert, protect and monitor the supply of power to the different elements within a wide variety of electronic devices. Our data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. Our standard semiconductor components serve as “building block” components within virtually all electronic devices. These various products fall into the logic, analog and discrete categories used by WSTS.

Historically, the semiconductor industry has been highly cyclical. During a down cycle, unit demand and pricing have tended to fall in tandem, resulting in revenue declines. In response to such declines, manufacturers have shut down production capacity. When new applications or other factors have eventually caused demand to strengthen, production volumes have eventually stabilized and then grown again. As market unit demand has reached levels above capacity production capabilities, shortages have begun to occur, which typically has caused pricing power to swing back from customers to manufacturers, thus prompting further capacity expansion. Such expansion has typically resulted in overcapacity following a decrease in demand, which has triggered another similar cycle.

During the first half of 2005, we experienced an increase in the end market unit demand sufficient to offset price decreases. We also enjoyed growth in bookings during the second quarter with the book to bill ratio above one for the first quarter since the second quarter of 2004. During the second half of 2005 we also experienced an increase in the end market unit demand sufficient to grow revenues despite price decreases. We expect price declines during 2006 to be moderate and we will continue to monitor the supply and demand picture to determine if pricing could be held or increased.

Cost Savings and Restructuring Activities

Since the fourth quarter of 2000, we have been implementing profitability enhancement programs to improve our cost structure and, as a result, we expect to rank, as compared to our primary competitors, among the lowest in terms of cost structure.

Our 2004 profitability enhancement program includes the phase out of our manufacturing operations in East Greenwich, Rhode Island, which was announced in December 2003, and our assembly and test operations in the Czech Republic, which was announced in November 2003. We began to realize savings from this program during the fourth quarter of 2004, with the full benefit beginning by the end of the fourth quarter of 2005. Despite delays of approximately two quarters due to increased demand, the closure of our operations in East Greenwich was completed in the third quarter of 2005 with all manufacturing equipment decommissioned and removed. During the fourth quarter of 2005, we successfully completed the work related to the decommissioning of the manufacturing building, which is currently being marketed for sale. We expect to incur marginal operating expenses in 2006 to maintain the building until the sale is completed. Overall, we expect the full cost savings from these activities will produce at least $20 million to $25 million of annual cost savings beginning in the first quarter of 2006.

In the second quarter of 2004, we evaluated our operations in the Czech Republic and determined certain overhead functions were no longer necessary as a result of our previously announced transfer of our back-end manufacturing lines in Roznov to Malaysia and the Philippines. Following the reduction of such overhead functions, we realized approximately $7.7 million of actual cost savings in 2005.

We expect the total estimated annualized cost savings from the 2004 profitability enhancement program, including the transfer of our back-end manufacturing lines from Roznov to Malaysia, to reduce our cost of revenues due to reduced employee costs, reduced depreciation and other cost savings, by $18.3 million to $20.9 million, $3.0 million to $3.8 million and $6.4 million to $8.0 million, respectively.

In the first quarter of 2004, we entered into a five-year agreement with respect to the outsourcing of information technology infrastructure. As part of the agreement, we sold certain system software modules, resulting in a loss on disposal of assets of $12.0 million. As a result of these actions, starting in the second quarter of 2004, we began to realize approximately $4.0 million of annualized cost savings that reduces our general and administrative expenses due to reduced depreciation expense.

In the second quarter of 2005, we announced our plan to transfer wafer fabrication operations from our facility in Malaysia to our facility in Arizona by the end of 2006, which will eliminate approximately 80 jobs. As a result of this action, we expect to realize costs savings of approximately $25.0 million to $30.0 million over the next five years, beginning in the third quarter of 2006. Savings during 2006 are expected to be insignificant due to transition and other costs; however, savings during 2007 are expected to be approximately $7 million.

Although we have production at several locations, we have initiated process improvements and selective low cost capital acquisitions that we expect will increase our overall capacity. Our profitability enhancement programs will continue to focus on:

•	consolidation of manufacturing sites to improve economies of scale;

•	transfer of production to lower cost regions;

•	increase in die manufacturing capacity in a cost-effective manner by moving production from 4” to 6” wafers and increasing the number of die per square inch;

•	reduction of the number of new product platforms and process flows; and

•	focusing production on profitable product families.

New Product Innovation

As a result of the success of our research and development initiatives, excluding the introduction of lead-free products, we introduced 133 new products in 2005, 119 new products in 2004 and 260 new products in 2003. Our new product development efforts continue to be focused on building solutions in power management that appeal to customers in focused market segments and across multiple high growth applications. It is our practice to regularly re-evaluate our research and development spending, to assess the deployment of resources and to review the funding of high growth technologies regularly. We deploy people and capital with the goal of maximizing our investment in research and development in order to position us for continued growth. As a result, we often invest opportunistically to refresh existing products in our commodity analog, standard component, MOS power and clock and data management products. We invest in these initiatives when we believe there is a strong customer demand or opportunities to innovate our current portfolio in high growth markets and applications.

Debt Reduction and Financing Activities

Since our 1999 recapitalization, we have had relatively high levels of long-term debt as compared to our principal competitors. During 2002 and 2003, we engaged in several debt refinancing transactions, which extended a portion of our debt maturities. Some of the transactions that extended our debt maturities also resulted in an increase in our overall interest expense and others lowered our overall interest expense. In connection with these transactions, we amended our senior bank facilities to, among other things, make our financial covenants less restrictive on the whole.

In the second half of 2003 and continuing into 2004, we began undertaking measures to reduce our long-term debt and related interest costs. We reduced both our total debt and interest expense as a result of our public offerings of common stock in September 2003 and February 2004, a portion of the proceeds from which we applied to prepay and redeem a portion of our outstanding debt prior to scheduled maturity. We also lowered our interest expense further as a result of the issuance of our zero coupon convertible senior subordinated notes and the refinancing of our senior bank facilities, the proceeds from which were used to repay higher interest notes.

In the second half of 2005 we continued these measures to reduce our interest costs by issuing 1.875% convertible senior subordinated notes and using the proceeds from the issuance, along with cash on hand, to repay our junior subordinated note, which carried a significantly higher interest rate than the convertible senior subordinated notes. In November 2005, our outstanding Series A Cumulative Convertible Redeemable Preferred Stock beneficially owned by an affiliate of the Texas Pacific Group (“TPG”) was converted into common stock, which eliminated the accrual of preferred stock dividends. Additionally, in December 2005 and also in January 2006 we refinanced the term loans under our senior bank facilities to reduce the interest rate on the senior bank facilities.

As a result of these debt prepayments and refinancings, we reduced our total long-term debt balance (including the current portion) from $1,302.9 million as of December 31, 2003 to $1,067.0 million as of December 31, 2005. We also reduced our interest expense from $151.1 million for the year ended December 31, 2003 to $61.5 million for the year ended December 31, 2005.

The details of each of these financing events are outlined in the following sections. Also, see “Liquidity and Capital Resources” elsewhere in this report and Note 7 “Long-Term Debt,” Note 9 “Redeemable Preferred Stock” and Note 10 “Common Stock” of the notes to our audited consolidated financial statements included elsewhere in this report.

Outlook

Based upon booking trends, backlog levels and estimated turns levels, we anticipate that revenues will be approximately $330.0 million in the first quarter of 2006 as compared to revenues of $302.4 million in the first quarter of 2005 and revenues of $341.8 million in the fourth quarter of 2005. Backlog levels at the beginning of the first quarter of 2006 were up from backlog levels at the beginning of the fourth quarter of 2005, and represented over 90 percent of our anticipated first quarter 2006 revenues. We expect average selling prices will be down approximately one percent in the first quarter of 2006. We also expect that cost reductions will offset the decline in average selling prices and that gross profit will be flat at approximately 35% in the first quarter of 2006. Beginning in the first quarter of 2006, we are required to expense stock based compensation in accordance with the adoption of Statement of Financial Accounting Standards No. 123(R) “Share Based Payment”. We currently expect this expense to be approximately $2.0 million in the first quarter of 2006. Due to the volatility of the price of our common stock and the uncertainty of future option grants to employees, we are unable to estimate this expense for periods subsequent to the first quarter of 2006.

On November 16, 2005, we accelerated the vesting of certain unvested and “out-of-the-money” stock options outstanding under our stock plans. The acceleration of vesting applied to all unvested options that had an exercise price per share of $7.00 or higher, with the exception of options granted to directors, certain officers and employees with options granted under the French provisions in our 2000 Stock Incentive Plan. As a result of the acceleration, options to purchase approximately 2.5 million shares of our common stock became exercisable immediately. The weighted average exercise price of the affected options was $7.04 per share. In making the decision to accelerate these options, the Board of Directors believed it was in the best interest of the stockholders to reduce the future earnings impact resulting from the planned adoption of SFAS 123R in the first quarter of 2006, and the resulting impact that this may have on our market value. This acceleration of these options that were outstanding on November 16, 2005 is expected to reduce future expenses on a pre-tax basis by approximately $3.6 million in 2006.

For the first quarter of 2006, we expect selling and marketing and general and administrative expenses at approximately 12% of revenues and research and development expenses at approximately 7% of revenues. We anticipate that net interest expense will be approximately $12.5 million for the first quarter of 2006. For the year ended December 31, 2006 we anticipate cash capital expenditures will be approximately $110 million.

Results of Operations

The following table summarizes certain information relating to our operating results that has been derived from our audited consolidated financial statements for the years ended December 31, 2005, 2004 and 2003. The amounts in the following table are in millions:

	Year ended December 31,			Dollar Change
	2005	2004	2003	2004 to 2005	2003 to 2004
Revenues	$1,260.6	$1,266.9	$1,069.1	$(6.3)	$197.8
Cost of revenues	842.1	857.0	768.4	(14.9)	88.6

Gross profit	418.5	409.9	300.7	8.6	109.2

Operating expenses:
Research and development	93.7	94.4	85.5	(0.7)	8.9
Selling and marketing	79.3	73.8	63.0	5.5	10.8
General and administrative	74.6	72.2	69.2	2.4	3.0
Amortization of intangibles	—	—	5.9	—	(5.9)
Restructuring, asset impairments and other, net	3.3	19.6	61.2	(16.3)	(41.6)

Total operating expenses	250.9	260.0	284.8	(9.1)	(24.8)

Operating income	167.6	149.9	15.9	17.7	134.0

Other income (expenses):
Interest expense	(61.5)	(101.2)	(151.1)	39.7	49.9
Interest income	5.5	2.2	2.0	3.3	0.2
Other	(3.0)	(4.2)	4.6	1.2	(8.8)
Loss on debt prepayment	—	(159.7)	(7.7)	159.7	(152.0)

Other income (expenses), net	(59.0)	(262.9)	(152.2)	203.9	(110.7)

Income (loss) before income taxes, minority interests, and cummulative effect of accounting change	108.6	(113.0)	(136.3)	221.6	23.3
Income tax provision	(1.5)	(7.4)	(7.7)	5.9	0.3
Minority interests	(3.6)	(3.3)	(1.2)	(0.3)	(2.1)

Net income (loss) before cummulative effect of accounting change	103.5	(123.7)	(145.2)	227.2	21.5
Cumulative effect of accounting change net of income tax	(2.9)	—	(21.5)	(2.9)	21.5

Net income (loss)	$100.6	$(123.7)	$(166.7)	$224.3	$43.0

Revenues

Revenues were $1,260.6 million, $1,266.9 million and $1,069.1 million in 2005, 2004 and 2003, respectively. The slight decrease from 2004 to 2005 was primarily due to a decrease in average selling prices of approximately 6%, partially offset by increased sales volume. The increase from 2003 to 2004 was primarily due to increased sales volume, which was partially offset by a decrease in average selling prices of approximately 3%. Average selling prices dropped in each quarter of 2003 due to industry competition; however, as capacity utilization began to exceed 85% on an industry-wide basis during the third quarter of 2003, prices began to stabilize. The revenues by reportable segment in each of these three years were as follows (dollars in millions):

	Year Ended December 31, 2005	As a % Revenue (1)	Year Ended December 31, 2004	As a % Revenue (1)	Year Ended December 31, 2003	As a % Revenue (1)
Automotive and Power Regulation	$376.4	30%	$374.7	30%	$334.2	31%
Computing Products	268.1	21%	276.4	22%	204.7	19%
Digital and Consumer Products	131.3	10%	118.3	9%	80.7	8%
Standard Products	480.6	38%	490.5	39%	446.2	42%
Manufacturing Services	4.2	0%	7.0	1%	3.3	0%

Total revenues	$1,260.6		$1,266.9		$1,069.1

(1)	Certain amounts may not total due to rounding of individual components

Revenues from automotive and power regulation increased from 2004 to 2005 and from 2003 to 2004. In 2005, the increase can be attributed to an increase in revenues from analog automotive and AC-DC conversion products, partially offset by a decrease in revenues from LDO and Vregs products. In 2004, revenues increased from increases in demand for rectifier and AC-DC conversion products.

Revenues from computing products decreased from 2004 to 2005 and increased from 2003 to 2004. The decrease from 2004 to 2005 can be primarily attributed to a decrease in revenue from low and medium voltage MOSFET products, partially offset by an increase in revenues from signal and interface products. The growth in revenue from 2003 to 2004 can be attributed to growth in revenue from low and medium voltage MOSFET and power switching products.

Revenues from digital and consumer products increased from 2004 to 2005 and also from 2003 to 2004. The increase in 2005 can be attributed to increased revenues from standard logic products, partially offset by decreased revenues from low voltage products. The growth in this segment in 2004 was primarily driven by an increase in revenues from all products, with significant increases in revenue from low voltage products and filters.

Revenues from standard products decreased from 2004 to 2005 and increased from 2003 to 2004. This segment consists of many products that are available from numerous competitors in the marketplace and is thus heavily influenced by pricing pressures and general market conditions. The decrease in revenue from 2004 to 2005 can be primarily attributed to a decrease in revenues from high frequency and protection products, partially offset by an increase in revenue from zener and small signal products. The increase in revenue from 2003 to 2004 was attributed to increased demand across all products, with significant increases in demand for small signal, high frequency and zener products.

Revenues from manufacturing services consists primarily of foundry services and are influenced by pricing pressures and general market conditions.

Revenues by geographic area as a percentage of revenues were as follows:

	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Americas	23.7%	27.4%	30.1%
Asia/Pacfic	59.9%	56.1%	52.2%
Europe	16.4%	16.5%	17.7%

Total	100.0%	100.0%	100.0%

A majority of our end customers, served directly or through distribution channels, are manufacturers of electronic devices. In recent years, there has been a trend toward moving such manufacturing activities to lower cost regions, particularly in Asia. Our shift in revenues by geographic area reflects this trend.

Gross Profit

Our gross profit was $418.5 million, $409.9 million and $300.7 million in 2005, 2004 and 2003, respectively. As a percentage of revenues, our gross profit was 33.2%, 32.4% and 28.1% in 2005, 2004 and 2003, respectively. Gross profit increased during 2005 as compared to 2004, primarily due to cost savings from our profitability enhancement programs and increased sales volume, which were partially offset by declines in average selling prices. Gross profit increased during 2004 as compared to 2003, due to increased sales volume and cost savings from our profitability enhancement programs, which were partially offset by a decline in average selling prices.

Since the fourth quarter of 2000, we have been implementing profitability enhancement programs to improve our cost structure and as a result, we expect to rank, as compared to our primary competitors, among the lowest in terms of cost structure. In 2004, we realized approximately $73 million of cost savings as compared to our cost structure during the third quarter of 2003, and in 2005, we realized approximately $79 million of cost savings as compared to our cost structure during the third quarter of 2004. These savings are as a result of our manufacturing rationalization plan, reductions in non-manufacturing personnel and other cost controls.

Operating Expenses

Research and development expenses were $93.7 million, $94.4 million and $85.5 million, representing 7.4%, 7.5% and 8.0% of revenues in 2005, 2004 and 2003, respectively. The decrease from 2004 to 2005 was primarily attributable to the absence of software application costs associated with the implementation of cost management technology which occurred in 2004, partially offset by increased employee salaries and wages and increased headcount as well as an increase in performance bonuses as a result of our achievement of certain financial goals. The increase from 2003 to 2004 was attributable to increased employee salaries and wages and an increase in performance bonuses as a result of our achievement of certain financial goals, as well as software application costs associated with the implementation of the cost management technology discussed above.

Selling and marketing expenses were $79.3 million, $73.8 million and $63.0 million, representing 6.3%, 5.8% and 5.9% of revenues in 2005, 2004 and 2003, respectively. The increases from 2003 to 2005 were attributable to increased employee salaries and wages and increased headcount of our internal sales and marketing personnel, which include management positions and field application engineers as well as an increase in employee performance bonuses as a result of our achievement of certain financial goals and increased commissions. We plan to make investments in our sales and marketing systems to identify new customers as well as to expand our penetration of existing customers in selected product areas.

General and administrative expenses were $74.6 million, $72.2 million and $69.2 million representing 5.9%, 5.7% and 6.5% of revenues in 2005, 2004 and 2003, respectively. The increase from 2004 to 2005 was attributable to increased costs for external services, including audit and consulting services, and an increase in employee performance bonuses associated with our achievement of certain financial results, partially offset by savings from personnel reductions, functional relocations, and lower depreciation. The increase from 2003 to 2004 was attributable to increased costs for external services, including audit and consulting services, and an increase in employee performance bonuses associated with our achievement of certain financial results, partially offset by lower depreciation as a result of our sale-leaseback transaction in the first quarter of 2004 and cost savings from the relocation of functions to lower cost regions.

Amortization of other intangibles was $0, $0 and $5.9 million in 2005, 2004 and 2003, respectively. As a result of the adoption of SFAS No. 142 effective January 1, 2002, we eliminated the amortization of goodwill (see Note 3 “Significant Accounting Policies” of the notes to our audited consolidated financial statements included elsewhere in this report). As discussed in further detail below, amortization of our developed technology intangible asset ceased following the second quarter of 2003 when we wrote-off the remaining balance acquired in connection with our acquisition of Cherry Semiconductor in April 2000.

Other Operating Expenses — Restructuring, Asset Impairments and Other

Restructuring, asset impairments and other charges were $3.3 million, $19.6 million and $61.2 million in 2005, 2004 and 2003, respectively. Our individual quarterly restructuring charges are summarized below. For more information see Note 5 “Restructuring, Asset Impairments and Other, net” of the notes to our audited consolidated financial statements included elsewhere in this report.

•	$0.8 million net reversal of charge recorded in the fourth quarter of 2005, consisting of:

•	$0.9 million of net adjustments including: $0.8 million of net reversal of employee separation charges previously recorded in connection with the December 2003 restructuring program and $0.1 million of employee separation charges reserve for employees whose terminations were announced in December 2002; and

•	$0.1 million of exit costs related to certain exit activities that were completed in connection with the shutdown of manufacturing operations in East Greenwich, Rhode Island that was announced in December 2003.

•	$0.2 million charge recorded in the third quarter of 2005, consisting of:

•	$0.3 million of employee separation charges related to the June 2005 restructuring program, which was attributable to two employees who rendered services beyond the notification period required by local law and to four employees who were notified of their termination after the second quarter of 2005; and

•	$0.1 million of net reversal of amounts previously recorded in connection with the December 2003 restructuring program.

•	$2.8 million charge recorded in the second quarter of 2005, consisting of:

•	$3.1 million of employee separation charges including: $1.9 million related to general worldwide work force reductions of approximately 60 employees; and $1.2 million related to the termination of 80 employees in Malaysia resulting from the transfer of wafer fabrication manufacturing operations from Malaysia to the United States;

•	$0.1 million of exit costs related to certain exit activities that were completed in connection with the shutdown of manufacturing operations in East Greenwich, Rhode Island that was announced in December 2003; and

•	$0.4 million of net adjustments including: $0.3 million to the employee separation charges reserve related to the shutdown of the Grenoble, France design center that was announced in March 2005; and $0.1 million of adjustments to the employee separation charges reserve related to the shutdown of assembly and test operations in Roznov, Czech Republic that was announced in November 2003.

•	$1.1 million charge recorded in the first quarter of 2005, consisting of:

•	$1.3 million of employee separation charges related to the shutdown of the Grenoble, France design center;

•	$0.4 million of exit costs including: $0.3 million related to the shutdown of the Grenoble design center for legal fees and lease termination costs; and $0.1 million related to certain exit activities that were completed in connection with the shutdown of manufacturing operations in East Greenwich, Rhode Island that was announced in December 2003;

•	$0.5 million gain on sale of fixed assets related to the sale of portions of land at East Greenwich; and

•	$0.1 million reversal of amounts previously recorded in connection with our June 2002 restructuring program.

•	$5.6 million charge recorded in the fourth quarter of 2004, consisting of:

•	$3.3 million of asset impairments including $3.0 million associated with the East Greenwich, Rhode Island facility that was announced in December 2003 and $0.3 million associated with the closure of the assembly and test operations in Roznov, Czech Republic that was announced in November 2003;

•	$1.9 million of exit costs including: $1.9 million of contract termination costs incurred to terminate two information technology outsourcing agreements; $0.2 million related to certain exit activities that were completed in connection with the shutdown of manufacturing operations in East Greenwich, Rhode Island that was announced in December 2003; and $0.2 million reversal of the exit costs reserve for lease terminations that was announced in December 2002; and

•	$0.4 million of employee separation charges that included $0.2 million of new charges and $0.2 million of adjustments related to the shutdown of our assembly and test operations in Roznov, Czech Republic that was announced in November 2003, $0.1 million reversal of amounts previously recorded in connection with our September 2003 restructuring program, and $0.1 million adjustment to the March 2002 restructuring program.

•	$0.9 million charge recorded in the second quarter of 2004, consisting of:

•	$2.1 million to cover employee separation costs, which included $1.5 million for the termination of approximately 190 additional employees at Roznov, Czech Republic due to the transfer of our assembly and test operations in Roznov to Malaysia and the Philippines that was announced in November 2003, and $0.6 million related to the shutdown of our assembly and test operations in Roznov that was announced in November 2003;

•	$0.1 million of exit costs related to certain exit activities that were completed in connection with the shutdown of manufacturing operations in East Greenwich, Rhode Island that was announced in December 2003;

•	$0.1 million of exit costs related to the information technology outsourcing agreement that was announced in March 2004;

•	$0.2 million charge to cover costs associated with the separation of one of our executive officers;

•	$1.2 million reversal of the employee separation charges reserve for employees whose terminations were rescinded due to business improvements and the plan to consolidate accounting systems that was announced in December 2002; and

•	$0.4 million reversal of exit costs associated with the decommissioning of certain assets that are no longer expected to be incurred, which decommissioning was announced in December 2002.

•	$13.1 million charge recorded in the first quarter of 2004, consisting of:

•	$12.0 million of non-cash loss on sale of fixed assets from the sale of certain system software modules, licenses and hardware after entering into a five-year agreement with respect to the outsourcing of information technology infrastructure, messaging, data center network, help desk and onsite management services;

•	$0.3 million to cover employee separation costs related to the new information technology outsourcing agreement;

•	$0.7 million of employee separation costs related to the shutdown of our assembly and test operations in Roznov, Czech Republic, that was announced in November 2003; and

•	$0.1 million of exit costs related to certain activities that were completed in connection with the shutdown of manufacturing operations in East Greenwich, Rhode Island that was announced in December 2003.

•	$29.9 million charge recorded in the fourth quarter of 2003, consisting of:

•	$20.2 million of non-cash asset impairments, including $15.4 million associated with the East Greenwich, Rhode Island facility and $4.8 million associated the closure of the assembly and test operations in Roznov, Czech Republic;

•	$5.2 million to cover employee separation costs related to the phase-out of manufacturing operations in our East Greenwich, Rhode Island facility, the shutdown of our assembly and test operations in Roznov, Czech Republic, and further reductions in general and administrative staffing levels in the United States and Western Europe;

•	$0.4 million of lease and contract termination exit costs incurred in connection with the consolidation of sales, distribution and administrative facilities in North America;

•	$4.3 million of other charges consisting of the write-off of a $2.3 million long-term note receivable and a $2.0 million write-down of a cost basis investment; and

•	$0.2 million reversal of amounts previously recorded in connection with our June 2001 and December 2002 restructuring programs.

•	$3.3 million gain recorded in the third quarter 2003, consisting of:

•	$4.6 million gain recorded in connection with the sale of the Guadalajara, Mexico facility; and

•	$0.1 million net reversal consisting of minor adjustments to previously recorded restructuring charges; and

•	$1.4 million charge for employee separation costs, reflecting further reductions in manufacturing; and general and administrative personnel in France, Germany, the Czech Republic, Hong Kong and the United States.

•	$34.6 million charge recorded in the second quarter of 2003, consisting of:

•	$21.3 million of non-cash impairment charges, including $20.8 million relating to the write-off of the developed technology intangible asset associated with the April 2000 acquisition of Cherry Semiconductor Corporation and the $0.5 million write-off of a cost basis investment;

•	$10.5 million of non-cash asset impairments associated with an assembly and test production line in Malaysia and property and equipment in the United States;

•	$1.4 million of lease and contract termination exit costs associated with the exit of certain sales and administrative offices and the termination of other purchase and supply agreements;

•	$1.0 million additional charge associated with a supply contract that was terminated as part of the June 2002 restructuring program; and

•	$0.4 million of charges to cover employee separation costs associated with general and administrative employees primarily in the United States.

Interest Expense

Interest expense was $61.5 million, $101.2 million and $151.1 million in 2005, 2004 and 2003, respectively. The decrease in interest expense from 2003 to 2004 was primarily a result of interest savings from the prepayment of our first-lien senior secured notes, second-lien senior secured notes and senior subordinated notes, which occurred throughout 2004. The decrease in interest expense from 2004 to 2005 was primarily a result of interest savings during the entire year of 2005 that resulted from the refinancings that had occurred during 2004. Our weighted-average interest rate on long-term debt (including current maturities) was 5.4%, 8.6% and 10.8% per annum in 2005, 2004 and 2003, respectively. See “Liquidity and Capital Resources — Key Financing Events” for a description of our refinancing activities.

Loss on Debt Prepayment

Loss on debt prepayment totaled $159.7 million and $7.7 million in 2004 and 2003, respectively. The loss on debt prepayment of $159.7 million in 2004 includes approximately $113.6 million incurred for call and consent fees, tender offer fees, dealer manager fees and arrangement fees as well as approximately $45.7 million of debt issuance costs and unamortized discounts that were written off and $0.4 million of certain third-party costs incurred. These costs were incurred in 2004 in connection with the repayment of the first-lien senior secured notes, second-lien senior secured notes, the senior subordinated notes and the refinancing of the senior bank facilities. The loss on debt prepayment of $7.7 million in 2003 represents the write-off of debt issuance costs and certain third-party costs incurred with respect to debt refinancings that occurred during 2003. See “Liquidity and Capital Resources — Key Financing Events” for a description of our refinancing activities.

Provision for Income Taxes

Provision for income taxes was $1.5 million, $7.4 million and $7.7 million in 2005, 2004 and 2003, respectively.

The 2005 provision included $6.1 million for income and withholding taxes of certain of our foreign operations and $7.6 million of new reserves for potential liabilities in foreign taxing jurisdictions, partially offset by the reversal of $9.5 million of previously accrued income taxes for anticipated audit issues and the reversal of a $2.7 million valuation allowance against deferred tax assets for one of our Japanese subsidiaries that returned to profitability.

The 2004 provision related primarily to income and withholding taxes of certain of our foreign operations and also included the reversal of $11.2 million of previously accrued income taxes after the completion of an examination of our income tax returns for the years 2001, 2000 and 1999 by the Internal Revenue Service, which resulted in no material change in our tax liability for those years, partially offset by a new reserve of $9.9 million against certain foreign income tax receivables that we determined may not be collectible, creating additional tax expense for the year.

The 2003 provision related primarily to income and withholding taxes of certain of our foreign operations.

Cumulative Effect of Accounting Change

Cumulative effect of accounting change, net of income taxes was $2.9 million in 2005 and $21.5 million in 2003.

In 2005 we recorded a $2.9 million charge, net of taxes of $0.3 million, upon adoption of FIN 47 “Accounting for Conditional Asset Retirement Obligations — An Interpretation of FASB Statement No. 143” (“FIN 47”), which requires recognition of liabilities for legal obligations to perform asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. See “Accounting Changes” for further discussion of FIN 47.

In 2003 we changed our method of accounting for net unrecognized actuarial gains or losses relating to our defined benefit pension obligations. The impact of this change for periods prior to January 1, 2003 was a charge of $21.5 million, both before and after income taxes, and was reflected as the cumulative effect of a change in accounting principle in 2003. See “Accounting Changes” for further discussion.

Reportable Segments

As previously discussed, our reportable segments are aligned internally as the automotive and power regulation, computing, digital and consumer standard products and manufacturing services segments. These segments are representative of our view of the company and the way the business is managed by us. Revenues, gross profit and operating income for our reportable segments for the year ended December 31, 2005 is as follows in the table below, in millions. Revenues for the years ended December 31, 2004 and 2003 by segment are also included in the table below. Gross profit and operating income by segment for the years ended December 31, 2004 and 2003 are not included because it would be impractical to do so because manufacturing costs and operating expenses were not systematically tracked by device in 2004 and 2003. Therefore, data does not exist reconstruct gross profit or operating income under our new segment structure.

	Automotive & Power Regulation	Computing Products	Digital & Consumer Products	Standard Products	Manufacturing Services	Total
Year ended December 31, 2005:
Revenues from external customers	$376.4	$268.1	$131.3	$480.6	$4.2	$1,260.6
Segment gross profit	$135.0	$86.4	$61.5	$185.4	$2.0	$470.3
Segment operating income	$61.1	$33.4	$24.1	$110.8	$2.0	$231.4
Year ended December 31, 2004:
Revenues from external customers	$374.7	$276.4	$118.3	$490.5	$7.0	$1,266.9
Year ended December 31, 2003:
Revenues from external customers	$334.2	$204.7	$80.7	$446.2	$3.3	$1,069.1

Depreciation and amortization expense is included in segment operating income.

Reconciliations of segment information, under the current segment structure to the consolidated financial statements for the year ended December 31, 2005 are as follows (in millions):

Year Ended December 31, 2005
Gross profit for reportable segments	$470.3
Unallocated amounts:
Other unallocated manufacturing costs	(51.8)

Gross profit	$418.5

Year Ended December 31, 2005
Operating income for reportable segments	$231.4
Unallocated amounts:
Restructuring, asset impairments and other, net	(3.3)
Other unallocated manufacturing costs	(51.8)
Other unallocated operating expenses	(8.7)

Operating income	$167.6

The $51.8 million of other unallocated manufacturing costs in 2005 included manufacturing costs we continued to incur at our East Greenwich, Rhode Island manufacturing facility in 2005 beyond the original anticipated closure date of that facility, which we did not allocate to the reportable segments. As discussed previously, the closure of the East Greenwich facility was completed in the fourth quarter of 2005 and all of the production from this facility was transferred to our lower cost manufacturing facilities.

Segment information for the years ended December 31, 2005 and 2004 under the prior segment structure, including reconciliations of segment information to the consolidated financial statement amounts, are as follows (in millions):

	Integrated Power Group	Analog Products Group	Total
Year ended December 31, 2005:
Revenues from external customers	$700.0	$560.6	$1,260.6
Segment operating income	$122.4	$109.0	$231.4
Year ended December 31, 2004:
Revenues from external customers	$705.5	$561.4	$1,266.9
Segment operating income	$103.1	$93.4	$196.5

	Year Ended
	December 31, 2005	December 31, 2004
Operating income for reportable segments	$231.4	$196.5
Unallocated amounts:
Restructuring, asset impairments and other, net	(3.3)	(19.6)
Other unallocated manufacturing costs	(51.8)	(11.5)
Other unallocated operating expenses	(8.7)	(15.5)

Operating income	$167.6	$149.9

Liquidity and Capital Resources

This section includes a discussion and analysis of our cash requirements, our sources and uses of cash, our debt and debt covenants, and our management of cash.

Cash Requirements

Commercial Commitments, Contractual Obligations and Indemnities

Our principal outstanding contractual obligations relate to our long-term debt, operating leases, pension obligations and purchase obligations. The following table summarizes our contractual obligations at December 31, 2005 and the effect such obligations are expected to have on our liquidity and cash flow in the future (in millions):

	Amount of Commitment by Expiration Period
Commercial commitments	Total	2006	2007	2008	2009	2010	Therafter
Standby letter of credit	$11.7	$11.3	$0.4	$—	$—	$—	$—

	Payments Due by Period
Contractual obligations	Total	2006	2007	2008	2009	2010	Therafter
Long-term debt	$1,067.0	$73.9	$19.4	$12.3	$598.2	$264.1	$99.1
Operating leases (1) (2)	13.9	7.0	2.3	1.7	0.9	0.6	1.4
Other long-term obligations — pension plans	12.4	3.0	3.0	3.0	3.0	0.4	—
Purchase obligations (1):
Capital purchase obligations	10.6	10.2	0.4	—	—	—	—
Foundry and inventory purchase obligations	57.8	45.2	3.1	3.0	2.9	1.1	2.5
Mainframe support	8.8	4.6	2.7	0.8	0.7	—	—
Information technology and communication services	22.0	9.1	6.1	6.8	—	—	—
Other	3.6	3.5	0.1	—	—	—	—

Total contractual obligations	$1,196.1	$156.5	$37.1	$27.6	$605.7	$266.2	$103.0

(1)	These represent our off-balance sheet obligations.
(2)	Includes the interest portion of payments for capital lease obligations.

Our long-term debt includes $639.1 million under senior bank facilities, $260.0 million of zero coupon convertible senior subordinated notes due 2024, $95.0 million under our 1.875% convertible senior subordinated notes due 2025, $15.4 million under a note payable to a Japanese bank, $14.0 million under a loan facility with a Chinese bank, $34.4 million under a loan facility with another Chinese bank and $9.1 million of capital lease obligations. See Note 7 “Long-Term Debt” of the notes to our audited consolidated financial statements included elsewhere in this report.

In the normal course of our business, we enter into various operating leases for equipment including our mainframe computer system, desktop computers, communications, foundry equipment and service agreements relating to this equipment.

Our other long-term contractual obligations consist of estimated payments to fund liabilities that have been accrued in our consolidated balance sheet for our U.S. and foreign pension plans. (See Note 12 “Employee Benefit Plans” of the notes to our audited consolidated financial statements included elsewhere in this report.) The U.S. pension plan, named the ON Semiconductor Grandfathered Pension Plan (“Grandfathered Plan”), has been terminated effective December 31, 2004 as approved by the Pension Benefit Guaranty Corporation in 2005 and such termination was determined by the Internal Revenue Service not to adversely affect its qualification for federal tax purposes. In connection with the termination of our Grandfathered Plan, all cash funding requirements for the liability have been settled and the related plan assets have been distributed as of December 31, 2005. The remaining obligation in the table above includes estimated funding requirements for liabilities related to our foreign pension plans.

Our balance of cash and cash equivalents was $233.3 million at December 31, 2005. We believe that our cash flows from operations, coupled with existing cash and cash equivalents will be adequate to fund our operating and capital needs over the next 12 months. Our senior bank facilities include a $25.0 million revolving facility. Letters of credit totaling $11.7 million were outstanding under the revolving facility at December 31, 2005. We amended our primary foreign exchange hedging agreement to provide for termination if at any time the amount available under our revolving credit facility is less than $2.5 million.

Contingencies

We are a party to a variety of agreements entered into in the ordinary course of business pursuant to which we may be obligated to indemnify the other parties for certain liabilities that arise out of or relate to the subject matter of the agreements. Some of the agreements entered into by us require us to indemnify the other party against losses due to intellectual property infringement, property damage including environmental contamination, personal injury, failure to comply with applicable laws, our negligence or willful misconduct, or breach of representations and warranties and covenants related to such matters as title to sold assets.

We are a party to various agreements with Motorola, a former affiliate, which were entered into in connection with our separation from Motorola. Pursuant to these agreements, we have agreed to indemnify Motorola for losses due to, for example, breach of representations and warranties and covenants, damages arising from assumed liabilities or relating to allocated assets, and for specified environmental matters. Our obligations under these agreements may be limited in terms of time and/or amount and payment by us is conditioned on Motorola making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge Motorola’s claims.

We provide for indemnification of directors, officers and other persons in accordance with limited liability agreements, certificates of incorporation, by-laws, articles of association or similar organizational documents, as the case may be. We maintain directors’ and officers’ insurance, which should enable us to recover a portion of any future amounts paid.

In addition to the above, from time to time we provide standard representations and warranties to counterparties in contracts in connection with sales of our securities and the engagement of financial advisors and also provide indemnities that protect the counterparties to these contracts in the event they suffer damages as a result of a breach of such representations and warranties or in certain other circumstances relating to the sale of securities or their engagement by us.

While our future obligations under certain agreements may contain limitations on liability for indemnification, other agreements do not contain such limitations and under such agreements it is not possible to predict the maximum potential amount of future payments due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by us under any of these indemnities have not had a material effect on our business, financial condition, results of operations or cash flows and we do not believe that any amounts that we may be required to pay under these indemnities in the future will be material to our business, financial condition, results of operations or cash flows.

See Part I, Item 3 “Legal Proceedings” of this report for possible contingencies related to legal matters and see Part I, Item 1 “Business — Government Regulation” of this report for information on certain environmental matters.

Sources and Uses of Cash

We require cash to fund our operating expenses and working capital requirements, including outlays for research and development, to make capital expenditures, strategic acquisitions and investments, and to pay debt service, including principal and interest and capital lease payments. Our principal sources of liquidity are cash on hand, cash generated from operations and funds from external borrowings and equity issuances. In the near term, we expect to fund our primary cash requirements through cash generated from operations, cash and cash equivalents on hand and targeted asset sales. Additionally, as part of our business strategy, we review acquisition and divestiture opportunities and proposals on a regular basis.

We believe that the key factors that could affect our internal and external sources of cash include:

•	factors that affect our results of operations and cash flows, including changes in demand for our products, competitive pricing pressures, effective management of our manufacturing capacity, our ability to achieve further reductions in operating expenses, the impact of our restructuring programs on our productivity and our ability to make the research and development expenditures required to remain competitive in our business; and

•	factors that affect our access to bank financing and the debt and equity capital markets that could impair our ability to obtain needed financing on acceptable terms or to respond to business opportunities and developments as they arise, including interest rate fluctuations, our ability to maintain compliance with financial covenants under our existing credit facilities and other limitations imposed by our credit facilities or arising from our substantial leverage.

Our ability to service our long-term debt, to remain in compliance with the various covenants and restrictions contained in our credit agreements and to fund working capital, capital expenditures and business development efforts will depend on our ability to generate cash from operating activities which is subject to, among other things, our future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond our control.

If we fail to generate sufficient cash from operations, we may need to raise additional equity or borrow additional funds to achieve our longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to us. We believe that cash flow from operating activities coupled with existing cash and cash equivalents will be adequate to fund our operating and capital needs as well as enable us to maintain compliance with our various debt agreements through December 31, 2006. To the extent that results or events differ from our financial projections or business plans, our liquidity may be adversely impacted.

Operations

Our operational cash flows are affected by the ability of our operations to generate cash, and our management of our assets and liabilities, including both working capital and long-term assets and liabilities. Each of these components is discussed herein:

EBITDA

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a key indicator that management uses to evaluate our operating performance and cash flows. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The following table sets forth our EBITDA for the years ended December 31, 2005, 2004 and 2003, with a reconciliation to cash flows from operations, the most directly comparable financial measure under generally accepted accounting principles (in millions):

	December 31, 2005	December 31, 2004	December 31, 2003
Net income (loss)	$100.6	$(123.7)	$(166.7)
Increase (decrease):
Depreciation and amortization	99.0	102.1	127.8
Interest expense	61.5	101.2	151.1
Interest income	(5.5)	(2.2)	(2.0)
Income tax provision	1.5	7.4	7.7

EBITDA	257.1	84.8	117.9
Increase (decrease):
Interest expense	(61.5)	(101.2)	(151.1)
Interest income	5.5	2.2	2.0
Income tax provision	(1.5)	(7.4)	(7.7)
Loss (gain) on sale or disposal of fixed assets	0.8	12.8	(2.8)
Non-cash portion of loss on debt prepayment	—	45.7	6.1
Amortization of debt issuance costs and debt discount	1.7	7.3	8.7
Provision for excess inventories	13.2	11.1	13.0
Cumulative effect of accounting change	3.2	—	21.5
Non-cash impairment write-down of property, plant and equipment	—	3.3	30.7
Non-cash impairment of other long-lived assets	—	—	25.1
Non-cash interest on junior subordinated note payable to Motorola	9.1	14.3	13.0
Deferred income taxes	(5.7)	3.5	0.3
Stock compensation expense	—	0.2	0.1
Other	5.1	3.4	3.4
Changes in operating assets and liabilities	(33.9)	(41.6)	(34.5)

Net cash provided by operating activities	$193.1	$38.4	$45.7

As a result of the improved operating performance we generated positive EBITDA for 2003, 2004 and 2005. EBITDA for 2003 was $117.9 million, primarily as a result of the restructuring, asset impairment and other, net charges in 2003 that were $33.5 million higher than those in 2002 and a cumulative effect of accounting change of $21.5 million in 2003. EBITDA for 2004 declined to $84.8 million primarily as a result of the charges associated with our previously described debt refinancings partially offset by improved operating performance. EBITDA for 2005 increased to $257.1 million largely due to the generation of net income of $100.6 million for the year.

As discussed in Note 7 “Long-Term Debt” to our audited consolidated financial statements included elsewhere in this report, our debt covenants require us to maintain a trailing 12-month minimum adjusted EBITDA of $140.0 million. Adjusted EBITDA, as defined under the documents for our senior bank facilities totaled approximately $278.7 million for the 12 months ended December 31, 2005. This adjusted EBITDA computation excludes certain restructuring and other charges and contains other differences from the EBITDA as defined above. Therefore, EBITDA in the above table is not representative of the adjusted EBITDA used to determine our debt covenant compliance.

If we were not in compliance with the covenants contained in our senior secured credit agreement, including the adjusted EBITDA maintenance covenant, the holders of our senior secured indebtedness could cause all outstanding amounts to be due and payable immediately. If we were unable to repay, refinance or restructure that indebtedness, the holders could proceed against the collateral securing that indebtedness. In addition, any such event of default or declaration of acceleration could also result in an event of default under one or more of our other debt instruments and have a material adverse effect on our financial condition, results of operations and liquidity.

Working Capital

Working capital fluctuates depending on end-market demand and our effective management of certain items such as receivables, inventory and payables. In times of escalating demand, our working capital requirements may increase as we purchase additional manufacturing inputs and increase production. Our working capital may also be affected by restructuring programs, which may require us to use cash for severance payments, asset transfers and contract termination costs. Our working capital, including cash, was $202.0 million at December 31, 2005, and has fluctuated between $202.0 million and $300.3 million over the last eight quarter-ends.

The components of our working capital at December 31, 2005 and 2004 are set forth below (in millions), followed by explanations for changes between 2004 and 2005 for cash, cash equivalents and short-term investments and any other changes greater than $5 million:

	December 31,
	2005	2004	Change
Current Assets
Cash, cash equivalents and short-term investments	$233.3	$185.7	$47.6
Receivables, net	160.2	131.5	28.7
Inventories, net	169.5	193.4	(23.9)
Other current assets	29.9	23.6	6.3
Deferred income taxes	7.4	2.8	4.6

Total current assets	600.3	537.0	63.3

Current Liabilities
Accounts payable	137.3	104.4	32.9
Accrued expenses	83.9	100.4	(16.5)
Income taxes payable	5.5	2.4	3.1
Accrued interest	0.6	1.2	(0.6)
Deferred income on sales to distributors	97.1	96.7	0.4
Current portion of long-term debt	73.9	20.0	53.9

Total current liabilities	398.3	325.1	73.2

Net working capital	$202.0	$211.9	$(9.9)

The increase in cash, cash equivalents, and short-term investments of $47.6 million in 2005 was attributable to cash flow from operations of approximately $192.5 million, partially offset by cash used in investing activities, excluding short-term investment activity, of $45.6 million and cash used in financing activities of $99.6 million which was attributable to debt repayments (See “Key Financing Events” below).

The increase of $28.7 million in accounts receivable is the result of increased sales in the last two months of the fourth quarter of 2005 as compared to the same period in 2004.

The decrease of $23.9 million in inventory is attributable to sales levels exceeding production levels for the year. Inventory levels were a record low as of December 31, 2005. Based on the outlook for the first quarter of 2006, we anticipate relatively flat inventory levels at the end of the first quarter of 2006.

The increase of $6.3 million in other current assets is a result of a $3.0 million reclassification of the net book value of certain assets held-for-sale, which includes buildings located in Phoenix, Arizona and East Greenwich, Rhode Island that are currently being marketed for sale, and an increase of $2.6 million in cash flow hedges, partially offset by a decrease of $2.7 million in deferred compensation. The balance of the increase is related to miscellaneous prepaid expenses for IT projects in the United States.

The increase of $32.9 million in accounts payable was mainly a result of the timing of payments at the respective year ends and an increase in fixed asset additions during the fourth quarter of 2005 of $33.9 million, of which approximately $22.3 million remained unpaid as of December 31, 2005, as compared to fixed asset additions of $16.7 million in the fourth quarter of 2004.

The decrease in accrued expenses of $16.5 million was primarily attributable to the settlement of the US pension liability of $20.5 million attributable to our pension plan for U.S. employees and a decrease in the restructuring accrual of $6.6 million, which was partially offset by an increase in the employee bonus accrual in the amount of $10.4 million.

The increase in the current portion of long-term debt relates to the timing of payments under our debt instruments including $26.0 million related to required payments under the free cash flow provision of our senior bank facilities. See Note 7 “Long-Term Debt” of the notes to our audited consolidated financial statements included elsewhere in this report.

Long-Term Assets and Liabilities

Our long-term assets consist primarily of property, plant and equipment, intangible assets, foreign tax receivables and capitalized debt issuance costs.

Our manufacturing rationalization plans have included efforts to utilize our existing manufacturing assets and supply arrangements more efficiently. Accordingly, we reduced our capital expenditures during 2005. We do not expect that our capital expenditure reductions will have a negative impact on our ability to service our customers, as we believe that near-term access to additional manufacturing capacity, should it be required, could be readily obtained on reasonable terms through manufacturing agreements with third parties. Capital expenditures were $46.1 million, $81.8 million and $59.8 million in 2005, 2004 and 2003, respectively. During 2003, there was an excess supply of used semiconductor production equipment in the marketplace, and we were able to purchase additional equipment at discounted prices. We will continue to look for opportunities to make similar strategic purchases in the future as we plan to invest approximately $110 million in 2006 for additional capacity. Although our debt covenants contain certain restrictions that limit our amount of future capital expenditures, we do not believe that these restrictions will have a significant impact on our future operating performance.

Our long-term liabilities, excluding long-term debt, consist of liabilities under our foreign defined benefit pension plans and tax reserves. In regard to our foreign defined benefit pension plans, generally, our annual funding of these obligations is equal to the minimum amount legally required in each jurisdiction in which the plans operate. This annual amount is dependent upon numerous actuarial assumptions. See Note 12 “Employee Benefit Plans” to our audited consolidated financial statements included elsewhere in this report. For further discussion of our tax reserves, see Note 8 “Income Taxes” to our audited consolidated financial statements included elsewhere in this report.

Key Financing Events

Overview

Set forth below is a summary of the key financing events affecting our capital structure during the last three years.

Since we became an independent company as a result of our 1999 recapitalization, we have had relatively high levels of long-term debt as compared to our principal competitors. Our long-term debt includes significant amounts under our senior bank facilities, which contain an EBITDA (as defined for such facilities) covenant with which we were in compliance as of December 31, 2005.

During the second half of 2003, we began undertaking measures to reduce our long-term debt, reduce related interest costs and, in some cases, extend a portion of our debt maturities to continue to provide us additional operating flexibility. In September 2003, we issued approximately 37.0 million shares of our common stock at a public offering price of $4.50 per share, the net proceeds of which were used to prepay a portion of our senior bank facilities. In connection with this offering, we amended our senior bank facilities to, among other things, extend the average maturity of the term loans under these facilities through a refinancing of $100 million of such loans and replacement of our $62.5 million revolving facility with a new $25.0 million revolving facility.

In November 2003, we further amended our senior bank facilities to, among other things, reduce the interest rate on our outstanding term loans by 0.75%. Also in November 2003, we exercised our option to extend the maturity of our $20.0 million loan facility with a Chinese bank for an additional three years under the same terms and conditions. In December 2003, we prepaid approximately $48.0 million of loans under our senior bank facilities with the proceeds from a new loan facility with a separate Chinese bank that bears interest at the London Interbank Offered Rate, or LIBOR, plus 1.5%.

In the first quarter of 2004, we used a portion of the net proceeds of the sale of approximately 34.4 million shares of our common stock at a public offering price of $6.98 per share to redeem $70 million principal amount of our first-lien senior secured notes due 2010 and $105 million principal amount of our second-lien senior secured notes due 2008 at a redemption price of 112% of the principal amount of such notes plus accrued and unpaid interest to the redemption date. In connection with these prepayments we incurred $21.0 million of premium payments. The remaining proceeds were used for general corporate purposes including the repayment of indebtedness. In connection with the offering we further amended our senior bank facilities to permit us to use the proceeds of such offering within 270 days of completion to purchase, redeem or retire a portion of our senior subordinated notes due 2009 and our first-lien senior secured notes and second-lien senior secured notes.

In April 2004, we issued $260.0 million of zero coupon convertible senior subordinated notes and used the proceeds and cash and cash equivalents to repay $260.0 million of our senior subordinated notes during the second and third quarters of 2004. We also further amended our senior bank facilities. See “April 2004 Offer to Repurchase Senior Subordinated Notes and Issuance of Zero Coupon Convertible Senior Subordinated Notes” below.

In December 2004, we refinanced the term loan portion of our senior bank facilities and increased our total term borrowings to $645.5 million. Proceeds from the refinancing were used to prepay the remaining $130.0 million principal outstanding of the first-lien senior secured notes due 2010 and the entire $195.0 million principal outstanding of the second-lien senior secured notes due 2008. In connection with these prepayments we incurred $67.2 million of premium payments.

In November 2005, we repaid $66.4 million of the principal amount outstanding under our junior subordinated note with cash on hand, and repaid the remaining principal balance of the note in December 2005 with the proceeds of the issuance of $95.0 million of 1.875% convertible senior subordinated notes due 2025.

Also in November 2005, we entered into a Conversion and Termination Agreement with an affiliate of TPG to convert its preferred stock into approximately 49.4 million shares of our common stock. To induce the conversion, we issued approximately 3.9 million additional shares of our common stock to such affiliate of TPG. Following the conversion, none of the authorized shares of preferred stock remained outstanding. See Part II, Item 9B. “Other Information” of this report for the status of the Certificate of Designations for the Series A Cumulative Convertible Redeemable Preferred Stock.

As a result of these debt prepayments and refinancings, we reduced our total long-term debt balance (including the current portion) from $1,302.9 million as of December 31, 2003 to $1,067.0 million as of December 31, 2005. We also reduced our interest expense from $151.1 million for the year ended December 31, 2003 to $61.5 million for the year ended December 31, 2005. We also eliminated an 8% dividend on our preferred stock that totaled $9.2 million in 2005.

The details of each of these financing events are outlined below.

March 2003 Issuance of First-Lien Senior Secured Notes and Amendment to Senior Bank Facilities

On March 3, 2003, we issued $200.0 million aggregate principal amount of first-lien senior secured notes due 2010. The first-lien senior secured notes were issued at a price of 95.467% of par, bore interest at a rate of 12% per annum, payable semi-annually in cash, and had a maturity date of March 15, 2010.

In connection with the offering of the first-lien senior secured notes, we further amended our senior bank facilities to, among other things:

•	permit the issuance of the first-lien senior secured notes;

•	remove the requirement that we maintain certain minimum interest expense coverage ratios and the requirement not to exceed certain maximum leverage ratios;

•	reduce to $140.0 million our minimum EBITDA requirement for any four consecutive fiscal quarters;

•	reduce our permitted capital expenditures to $100.0 million per year (subject to certain increases for improved financial performance and carryovers from prior periods);

•	permit the redemption of up to 35% of the senior secured first-lien notes out of the net proceeds of equity offerings; and

•	convert $62.5 million of the outstanding loans under our revolving credit facility into a new tranche of term loans.

We used $180.9 million of net cash proceeds from the sale of the notes to prepay a portion of our senior bank facilities, $25.0 million of which was used to repay borrowings under our revolving credit facility and permanently reduce the commitments thereunder to such amount. In connection with this refinancing, we wrote off $3.5 million of debt issuance costs.

September 2003 Public Offering of Common Stock and Amendment to Senior Bank Facilities

On September 23, 2003, we issued approximately 37.0 million shares of our common stock at a public offering price of $4.50 per share. The net proceeds of the offering were $156.8 million after deducting the underwriters’ discount of $8.2 million and offering expenses of $1.4 million (after further evaluation we reversed the accrual for unpaid fees of $0.4 million in 2004, which resulted in net proceeds of $157.2 million). We used the net proceeds to prepay $152.7 million of our senior bank facilities and to fund $3.8 million of costs associated with our amendment to our senior bank facilities, as described below. In connection with this prepayment, we wrote off $2.5 million of debt issuance costs.

In connection with the offering, we amended our senior bank facilities to, among other things:

•	provide us with additional tranche D term loans under our senior bank facilities aggregating $100.0 million, the entire amount of which was borrowed simultaneously with the completion of offering;

•	permit us to apply the net proceeds from equity offerings by us or any of our subsidiaries (including the equity offering described above) and borrowings under the additional tranche D term loans to prepay scheduled principal installments of all term loan borrowings outstanding under our senior bank facilities in chronological order;

•	reduce from 75% to 50% the percentage of net proceeds from future equity offerings by us or any of our subsidiaries that are required to be applied to prepay term loan borrowings outstanding under our senior bank facilities; and

•	provide us with a new $25.0 million revolving facility that has a maturity date of August 4, 2006, that provides for the issuance of letters of credit in currencies other than U.S. dollars that are to be specified and that, in all other respects, has terms substantially similar to those of our then existing revolving facility.

The proceeds of the borrowing under the additional tranche D term loans (which were issued at a discount of $0.5 million) were used to prepay senior credit facility borrowings as described above. Excluding this discount, costs incurred in connection with this debt refinancing totaled $3.8 million, of which $0.4 million was attributable to third-party costs. Such third-party costs were expensed as incurred and included in loss on debt prepayment in our consolidated statement of operations and comprehensive loss for the year ended December 31, 2003. The remaining $3.4 million of debt refinancing costs were included in other assets in our consolidated balance sheet and are being amortized using the effective interest method.

November 2003 Amendment to Senior Bank Facilities and Loan Repricing

In November 2003, we refinanced $368.5 million of term loans under our senior bank facilities. We replaced our tranche B, tranche C and tranche D term loan facilities under our senior bank facilities with a single new tranche E term loan facility with terms, other than the interest rate, that were identical to those of the tranche D term loan facility. The tranche E loan facility was to be due throughout 2006 and 2007, ending in 2007. We also reduced the interest rate on our term loans by 0.75% per annum. Costs incurred in connection with this refinancing totaled $1.0 million, of which $0.2 million was attributable to third party costs, which were expensed as incurred and included in loss on debt prepayment in our consolidated statement of operations and comprehensive loss for the year ended December 31, 2003. The remaining $0.8 million of debt refinancing costs were included in other assets in our consolidated balance sheet and are being amortized using the effective interest method.

November 2003 Extension of Chinese Bank Loan

In November 2003, we exercised our ability to extend the maturity of our $20.0 million loan facility with a Chinese bank for three years under the same terms and conditions thereby extending scheduled principal payments to $10.5 million due in the fourth quarter of 2006 and $9.5 million due in the first quarter of 2007. In March 2004, we amended the renewal provisions in the loan agreement to provide for three unconditional one-year renewal terms at our option.

December 2003 Chinese Bank Loan

In December 2003, we prepaid approximately $48.0 million of the tranche E term loans under our senior bank facilities with the proceeds from a new loan provided to our joint venture in Leshan, China by the China Construction Bank. The original loan facility was comprised of two $24 million tranches. The first tranche has a 10-year term with scheduled principal payments through December 2013; the second tranche has a three-year term with a balloon payment due December 2006, which is extendible for an additional three years under certain circumstances. Each tranche bears interest at a rate of LIBOR plus 1.5% per annum, payable semiannually as compared to the then existing rate of LIBOR plus 3.25% under our senior bank facilities.

February 2004 Public Offering of Common Stock and Amendment to Senior Bank Facilities

On February 9, 2004, we and our principal stockholder, Texas Pacific Group, completed a public offering of common stock pursuant to which we issued approximately 34.4 million shares at a public offering price of $6.98 per share. The net proceeds to us from the offering were approximately $227.9 million after deducting the underwriters’ discount of $10.8 million ($0.3141 per share) and estimated offering expenses of $2.2 million and $0.3 million of bank amendment fees that were paid as of December 31, 2004. We used a portion of the net proceeds received by us to redeem $70.0 million outstanding principal amount of our first-lien senior secured notes and $105.0 million outstanding principal amount of our second-lien senior secured notes, in each case on March 10, 2004 at a redemption price of 112.0% of the principal amount of the notes to be redeemed, together with accrued interest to the redemption date. We used the remaining net proceeds for general corporate purposes. In connection with this redemption, we wrote off approximately $12.0 million of debt issuance costs. We did not receive any of the proceeds from the sale of shares by TPG.

In connection with the offering, we amended our senior bank facilities to, among other things:

•	waive the requirement under the credit agreement relating to our senior bank facilities that 50% of the net proceeds of such offering be used to prepay loans under the facilities;

•	permit sale and leaseback transactions involving real or personal property with an aggregate fair value of up to $15 million (and permit the asset sales in connection therewith) and provide that net proceeds from asset sales in connection with such transactions will not be required to be used to prepay loans under the senior bank facilities; and

•	permit us to purchase, redeem or retire a portion of our first-lien senior secured notes due 2010, second-lien senior secured notes due 2008 and senior subordinated notes due 2009 with the proceeds of such offering within 270 days after its completion so long as no default or event of default exists under the credit agreement after giving effect to such purchases, redemptions or retirements; such purchases, redemptions or retirements comply with the indentures governing such notes; and we immediately cancel any such notes that are purchased, redeemed or retired.

April 2004 Offer to Repurchase Senior Subordinated Notes and Issuance of Zero Coupon Convertible Senior Subordinated Notes

In April 2004, we commenced a cash tender offer for all of our outstanding 12% Senior Subordinated Notes due 2009. We redeemed $260.0 million outstanding principal amount of our senior subordinated notes on October 1, 2004 and incurred costs of $22.9 million resulting from tender offer fees, consent fees, redemption premiums, dealer manager fees and legal fees. In order to finance the cash tender offer, we issued $260.0 million of zero coupon convertible senior subordinated notes due 2024 and used cash on hand. We received net proceeds of approximately $251.2 million from the sale of the notes after deducting discounts and commissions and estimated offering expenses of $8.8 million, which we capitalized as debt issuance costs and are amortizing using the effective interest method through the first put date of April 15, 2010. The notes do not bear cash interest, nor does the principal amount accrete. The effective interest rate of the notes resulting from the amortization of debt issuance costs is 0.58%. The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by certain existing and future subsidiaries of the Company.

Holders may convert the notes into approximately 26.5 million shares of our common stock at a conversion rate of 101.8849 shares per $1,000 principal amount of notes before April 15, 2024 under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2004 through maturity if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing sale price of the Company’s common stock and the conversion rate; (3) if the notes have been called for redemption; (4) after the date, if ever, on which either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services assigns an initial credit rating to the notes, during any period in which the credit rating assigned to the notes by either Moody’s or S&P is three or more rating subcategories below the initial credit rating assigned by Moody’s or S&P, as the case may be, or any period in which the notes are no longer rated by either Moody’s or S&P, as the case may be, if such ratings agency had previously rated the notes; or (5) upon the occurrence of certain corporate events. Beginning April 15, 2010, we may redeem any of the notes at specified redemption prices. Holders may require us to repurchase the notes for cash on April 15 of 2010, 2014 and 2019. Upon the occurrence of certain corporate events, each holder may require us to purchase all or a portion of such holder’s notes for cash at a price equal to the principal amount of such notes. The notes are subordinated in right of payment to all of our senior indebtedness. Upon conversion, the Company has the right to deliver cash in lieu of shares of the Company’s common stock.

April 2004 Amendment to Senior Bank Facilities and Loan Repricing

On April 22, 2004 we refinanced $320.5 million of loans under our senior bank facilities. We replaced our tranche E term loan facility with a new tranche F term loan facility, which bore interest at a base rate plus a margin that is 0.50% per annum lower than the comparable margin borne by the tranche E term loan facility. Principal repayments of the new tranche F term loan facility were to be due throughout 2008 and 2009, provided that, if we had not redeemed or repurchased our second-lien senior secured notes in full on or prior to November 15, 2007, the tranche F term loan facility would mature on November 15, 2007. Additionally, in connection with this repricing, the senior bank facilities were amended to, among other things:

•	permit us to use for general corporate purposes up to $30 million of the proceeds from the sale of the East Greenwich manufacturing facility;

•	subject to certain restrictions, permit us to apply the net proceeds of certain equity or debt issuances to be used to purchase, redeem or retire any of the first-lien senior secured notes, second-lien senior secured notes or junior subordinated note;

•	amend the definition of consolidated EBITDA in the credit agreement relating to the senior credit facilities to permit the add-back of premiums associated with the redemption, repayment or repurchase of securities; and

•	replace the existing revolving credit facility with a new facility that bore interest at a rate that was 0.50% per annum lower than the rate borne by the then existing revolving facility.

December 2004 Amendment to Senior Bank Facilities and Repurchase of Senior Secured Notes

In December 2004, we refinanced the term loan portion of our senior bank facilities and increased our total borrowings under these facilities to $645.5 million. We replaced $320.5 million of the tranche F term loan facility with $645.5 million of a tranche G term loan facility with terms, other than the interest rate and principal balance, that are largely identical to those of the tranche F term loan facility. Proceeds from the tranche G term loan facility were used to acquire $130.0 million principal outstanding of our first-lien senior secured notes due 2010 and $195.0 million principal outstanding of our second-lien senior secured notes due 2008. Principal payments under the tranche G term loan facility are paid quarterly at an annualized rate of 1% of the original principal balance, with the remaining principal due at maturity. The term loan portion of our credit facility expires December 15, 2009, however if the first date on which holders of at least $210.0 million in aggregate principal amount of our zero coupon convertible senior subordinated notes due 2024 is extended (currently April 15, 2010), the term loan will mature on the date which is six months prior to the first date on which holders may exercise such “put” rights. In no event can the maturity date of the term loan be extended beyond December 15, 2011. We also increased the interest rate on our term loans by 0.25% per annum. Costs incurred in connection with this refinancing totaled $2.4 million, of which $1.9 million were expensed as incurred while the remaining $0.5 million of such costs were capitalized and are being amortized using the effective interest method.

As discussed above, in December 2004 we used proceeds from the refinancing of our senior bank facilities to repurchase and retire all of our outstanding first-lien senior secured notes (at a redemption price of 123.5% of the principal amount of the notes that were redeemed) and second-lien senior secured notes (at a redemption price of 118.8%). Also in connection with this debt repurchase, we wrote off $8.7 million of unamortized debt discounts, $10.9 million of debt issuance costs and expensed $0.2 million of third-party expenses in connection therewith.

Covenant Revisions in the Fourth Quarter of 2004

After meeting certain financial conditions during the fourth quarter of 2004, certain financial covenants were revised in our senior bank facilities to:

•	increase the maximum amount of sales, transfers and other dispositions of assets during any fiscal year to $50.0 million aggregate fair market value;

•	permit acquisitions of up to $50 million in equity interests of other companies;

•	increase the maximum amount of other investments to $100.0 million;

•	remove the minimum cash and cash equivalents requirement; and

•	allow payment of fees and expenses in cash to TPG in an aggregate amount not to exceed $2.0 million in any fiscal year.

November 2005 Conversion of Redeemable Preferred Stock

On November 10, 2005, we entered into a Conversion and Termination Agreement with an affiliate of TPG to convert our outstanding convertible redeemable preferred stock held by such affiliate, with a book value of $138.7 million and $131.1 million as of September 30, 2005 and December 31, 2004, respectively, into 49,364,080 shares of our common stock. We issued an additional 3,949,126 shares of common stock to the TPG affiliate to induce the conversion of the preferred stock. Following the conversion, none of the authorized shares of the preferred stock remained outstanding. In connection with the conversion and inducement, we recognized a $20.4 million charge that reduced net income applicable to common stock for a deemed dividend from the issuance of inducement shares issued upon conversion.

December 2005 Repayment of 10% Junior Subordinated Notes and Issuance of 1.875% Convertible Senior Subordinated Notes

As part of the recapitalization, Semiconductor Components Industries, LLC, our primary domestic operating subsidiary, issued a $91.0 million junior subordinated note due 2011. During periods it was outstanding, the note bore interest at an annual rate of 10.0%, compounded semi-annually and payable at maturity. The note was junior in right of payment to all senior debt. In November 2005, we repaid $66.4 million of the junior subordinated note with cash on hand, which reduced the outstanding principal amount to approximately $91.0 million.

In order to finance the repayment of the remaining principal amount of the junior subordinated note, in December 2005 we issued $95.0 million of 1.875% convertible senior subordinated notes due 2025. We received net proceeds of approximately $91.0 million from the sale of the notes after deducting commissions and estimated offering expenses of $4.0 million, which were capitalized as debt issuance costs and are being amortized using the effective interest method through the first put date of December 15, 2012. The notes bear interest at the rate of 1.875% per year from the date of issuance. Interest on the notes is payable on June 15 and December 15 of each year, beginning on June 15, 2006. The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by certain of our existing and future subsidiaries.

The notes are convertible by holders into cash and shares of our common stock at a conversion rate of 142.8571 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain events), which is equivalent to an initial conversion price of approximately $7.00 per share of common stock. We will settle conversion of all notes validly tendered for conversion in cash and shares of our common stock, if applicable, subject to our right to pay the share amount in additional cash. Holders may convert their notes under the following circumstances: (i) during the five business-day period immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 103% of the product of the closing sale price of our common stock and the conversion rate; (ii) upon occurrence of the specified transactions described in the indenture relating to the notes; or (iii) after June 15, 2012.

The notes will mature on December 15, 2025. Beginning December 20, 2012, we may redeem the notes, in whole or in part, for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. If a holder elects to convert its notes in connection with the occurrence of specified fundamental changes that occur prior to December 15, 2012, the holder will be entitled to receive, in addition to cash and shares of common stock equal to the conversion rate, an additional number of shares of common stock, in each case as described in the indenture. Holders may require us to repurchase the notes for cash on December 15 of 2012, 2015 and 2020 at a repurchase price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to but excluding the repurchase date. Upon the occurrence of certain corporate events, each holder may require us to purchase all or a portion of such holder’s notes for cash at a price equal to the principal amount of such notes, plus accrued and unpaid interest to but excluding, the repurchase date.

The notes are our unsecured obligations, will be subordinated in right of payment to all of our existing and future senior indebtedness, will rank pari passu in right of payment with all of our existing and future senior subordinated indebtedness and will be senior in right of payment to all our existing and future subordinated obligations. The notes also will be effectively subordinated to any of our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness.

January 2006 Amendment to Senior Bank Facilities

In January 2006, we refinanced the term loans under our senior bank facilities to reduce the interest rate from LIBOR plus 2.75% to LIBOR plus 2.50%. The amended and restated credit agreement also provides for a step down provision that would further reduce the interest rate to LIBOR plus 2.25% if we maintain a specified credit rating and meet a specified leverage ratio test that would first apply based on the 2005 results.

Debt Instruments, Guarantees and Related Covenants

The following table presents the components of long-term debt as of December 31, 2005 and 2004 (dollars in millions):

	December 31, 2005	December 31, 2004
	(in millions)
Senior Bank Facilities:
Term Loan, interest payable quarterly at 7.1875% and 5.5625%, respectively	$639.1	$645.5
Revolver	—	—

	639.1	645.5

Zero Coupon Convertible Senior Subordinated Notes due 2024	260.0	260.0

1.875% Convertible Senior Subordinated Notes due 2025	95.0	—

10% Junior Subordinated Note paid in 2005	—	154.2

2.25% Note payable to Japanese bank due 2006 through 2010, interest payable semi-annually	15.4	21.1

Loan with a Chinese bank due 2006 through 2007, interest payable quarterly at 5.867% and 4.55%, respectively	14.0	20.0

Loan with a Chinese bank due 2006 through 2013 , interest payable semiannually at 6.167% and 4.25%, respectively	34.4	43.2
Capital lease obligations	9.1	7.8

	1,067.0	1,151.8
Less: Current maturities	(73.9)	(20.0)

	$993.1	$1,131.8

We have pledged substantially all of our tangible and intangible assets and similar assets of each of our existing and subsequently acquired or organized domestic subsidiaries (but no more than 65% of the capital stock of foreign subsidiaries held by them) to secure our senior bank facilities.

Semiconductor Components Industries, LLC, the primary domestic operating subsidiary of ON Semiconductor Corporation, is the borrower under our senior bank facilities. ON Semiconductor Corporation and our other domestic subsidiaries fully and unconditionally guarantee on a joint and several basis the obligations of the borrower under such facilities. ON Semiconductor Corporation is the issuer, and SCI LLC is a guarantor, of our zero coupon convertible senior subordinated notes due 2024 and our 1.875% convertible senior subordinated notes due 2025. Our other domestic subsidiaries fully and unconditionally guarantee on a joint and several basis the obligations of the issuers of such notes. None of our non-U.S. subsidiaries guarantee the senior bank facilities or the notes.

As of December 31, 2005, we were in compliance with the various covenants and other requirements contained in the credit agreement relating to our senior bank facilities and the indentures relating to our zero coupon convertible senior subordinated notes due 2024 and 1.875% convertible senior subordinated notes due 2025. We believe that we will be able to comply with the various covenants and other requirements contained in such credit agreement and the indentures through December 31, 2006.

The credit agreement relating to our senior bank facilities includes a provision requiring an annual calculation of cash flow (as defined) and the application of a portion of that cash flow as a prepayment of loans outstanding under the agreement. Included in the current portion of long-term debt as of December 31, 2005 was approximately $26.0 million, which is the amount expected to be payable during the first quarter of 2006 under this provision. We are currently discussing with our lenders an amendment of this provision that would require prepayment only at the election of individual lenders; depending on the outcome of those discussions, the amount we pay to our lenders during 2006 under this provision may be reduced.

Our debt agreements contain, and any future debt agreements may include, a number of restrictive covenants that impose significant operating and financial restrictions on among other things, our ability to:

•	incur additional debt, including guarantees;

•	incur liens;

•	sell or otherwise dispose of assets;

•	make investments, loans or advances;

•	make some acquisitions;

•	engage in mergers or consolidations;

•	make capital expenditures;

•	pay dividends, redeem capital stock or make certain other restricted payments or investments;

•	pay dividends from Semiconductor Components Industries, LLC to ON Semiconductor Corporation;

•	engage in sale and leaseback transactions;

•	enter into new lines of business;

•	issue some types of preferred stock; and

•	enter into transactions with our affiliates.

In addition, our senior bank facilities require that we maintain or achieve a minimum consolidated adjusted EBITDA, as defined therein. Any future debt could contain financial and other covenants more restrictive than those that are currently applicable.

Cash Management

Our ability to manage cash is limited, as our primary cash inflows and outflows are dictated by the terms of our sales and supply agreements, contractual obligations, debt instruments and legal and regulatory requirements. While we have some flexibility with respect to the timing of capital equipment purchases, we must invest in capital on a timely basis to allow us to maintain our manufacturing efficiency and support our platforms of new products.

Accounting Changes

Effective December 31, 2005 we adopted FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations — An Interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143 “Accounting for Asset Retirement Obligations” (“Statement 143”) refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. As a result of the adoption of FIN 47, we recorded a $2.9 net charge for the cumulative effect of accounting change in 2005, and we recorded a $4.0 million liability for asset retirement obligations, included in other long-term liabilities on our consolidated balance sheet.

During the second quarter of 2003, we changed our method of accounting for net unrecognized actuarial gains or losses relating to our defined benefit pension obligations. Historically, we amortized our net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. Effective January 1, 2003, we no longer defer any actuarial gains or losses but recognize such gains and losses during the fourth quarter of each year, which is the period our annual pension plan actuarial valuations are prepared. We believe that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred.

The impact of this change for periods prior to January 1, 2003 was a charge of $21.5 million or $0.11 per share, both before and after income taxes, and has been reflected as the cumulative effect of a change in accounting principle in our consolidated statement of operations for 2003. The effect of the change in 2003 was to decrease the loss before cumulative effect of accounting change by $7.3 million or $0.04 per share, both before and after income taxes, and to increase the net loss by $14.2 million or $0.08 per share, both before and after income taxes. Absent the accounting change, the $21.5 million of net unrecognized actuarial losses at December 31, 2002 would have been recognized as an operating expense in future periods.

Critical Accounting Policies and Estimates

The accompanying discussion and analysis of our financial condition and results of operations is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Note 3 “Significant Accounting Policies” of the notes to our audited consolidated financial statements included elsewhere in this report contains a detailed summary of our significant accounting policies. We believe certain of our accounting policies are critical to understanding our financial position and results of operations. We utilize the following critical accounting policies in the preparation of our financial statements.

Revenue.    We generate revenue from sales of our semiconductor products to original equipment manufacturers, electronic manufacturing service providers and distributors. We recognize revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales returns and allowances. Title to products sold to distributors typically passes at the time of shipment by us so we record accounts receivable for the amount of the transaction, reduce our inventory for the products shipped and defer the related margin in our consolidated balance sheet. We recognize the related revenue and cost of revenues when the distributor informs us that they have resold the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Sales returns and allowances are estimated based on historical experience. Given that our revenues consist of a high volume of relatively similar products, our actual returns and allowances do not fluctuate significantly from period to period, and our returns and allowances provisions have historically been reasonably accurate.

Freight and handling costs are included in cost of revenues and are recognized as period expense during the period in which they are incurred.

Inventories.    We carry our inventories at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market and record provisions for slow moving inventories based upon a regular analysis of inventory on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior 12 months. These provisions can influence our results from operations. For example, when demand falls for a given part, all or a portion of the related inventory is reserved, impacting our cost of revenues and gross profit. If demand recovers and the parts previously reserved are sold, we will generally recognize a higher than normal margin. However, the majority of product inventory that has been previously reserved is ultimately discarded. Although we do sell some products that have previously been written down, such sales have historically been relatively consistent on a quarterly basis and the related impact on our margins has not been material.

Deferred Tax Valuation Allowance.    We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction in which we operate. If we determine that we will not realize all or a portion of our remaining deferred tax assets, we will increase our valuation allowance with a charge to income tax expense. Conversely, if we determine that we will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, a valuation allowance was established for our domestic deferred tax assets and a portion of our foreign deferred tax assets. Additionally, throughout 2003, 2004 and 2005, no incremental domestic deferred tax benefits were recognized. As of December 31, 2005 and 2004, gross deferred tax assets were $675.4 million and $695.1 million, respectively, and the deferred tax asset valuation allowance was $669.2 million and $694.6 million, respectively. Our ability to utilize our deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

Impairment of Long-Lived Assets.    We evaluate the recoverability of the carrying amount of our property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. We continually apply our best judgment when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which we operate and the resulting assumptions used to estimate future cash flows impact the outcome of our impairment tests. In recent years, most of our assets that have been impaired consist of assets that were ultimately abandoned, sold or otherwise disposed of due to cost reduction activities and the consolidation of our manufacturing facilities. In some instances, these assets have subsequently been sold for amounts higher than their impaired value. When material, these gains are recorded in the restructuring, asset impairment and other, net line item in our consolidated statement of operations and disclosed in the footnotes to the financial statements.

Goodwill.    We evaluate our goodwill for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred in accordance with the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing our goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step is unnecessary. To date, our goodwill has not been considered to be impaired based on the results of this first step.

Defined Benefit Plans.    We maintain pension plans covering certain of our employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions impact the expense recognition and cash funding requirements of our pension plans. For example, as of December 31, 2005, a one percentage point change in the discount rate utilized to determine our continuing foreign pension liabilities and expense for our continuing foreign defined benefit plans would have impacted our results by approximately $2.8 million.

Convertible Redeemable Preferred Stock.    During the periods the convertible redeemable preferred stock was outstanding, we accounted for the difference between the carrying amount of the convertible redeemable preferred stock and the redemption value by increasing the carrying amount for periodic accretion so that the carrying amount would equal the redemption value at the earliest available redemption date. The periodic accretion amount changed as our stock price changed and as additional dividends accrued. Based on the average closing price of our common stock over the last 30 trading days preceding December 31, 2003 of $6.19, the accretion charge, in respect to the redemption feature, for 2003 was $0.5 million. We also recognized an additional accretion charge of $1.8 million during the first quarter of 2004. However, due to declines in our stock price after the first quarter of 2004, the average closing price used in the accretion calculation at the end of each quarter was below the level that would result in accretion. The average closing price of our common stock over the last 30 trading days preceding December 31, 2004 was $4.215. Therefore, the previously recognized accretion charges began to be reversed on a straight-line basis through September 7, 2009, unless future increases to our stock price required further accretion. During 2004, previously recognized accretion charges of $0.3 million were reversed, resulting in net accretion charges of $1.5 million during 2004. On November 10, 2005, we entered into a Conversion and Termination Agreement with TPG to convert the preferred stock into 49,364,080 shares of our common stock. During 2005, previously recognized accretion charges of $1.0 million were reversed.

Asset Retirement Obligations.    We recognize asset retirement obligations (“AROs”) when incurred, with the initial measurement at fair value. These liabilities are accreted to full value over time through charges to income. In addition, asset retirement costs are capitalized as part of the related asset’s carrying value and are depreciated over the asset’s respective useful life. Our AROs consist primarily of estimated decontamination costs associated with manufacturing equipment and buildings.

Contingencies.    We are involved in a variety of legal matters that arise in the normal course of business. Based on the available information, we evaluate the relevant range and likelihood of potential outcomes. In accordance with SFAS No. 5, “Accounting for Contingencies”, we record the appropriate liability when the amount is deemed probable and estimable.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — An Amendment of ARB No. 43, Chapter 4”. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges . . . .” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005 and shall be applied prospectively. We adopted the provisions of SFAS No. 151 during the quarter ended September 30, 2005. Our early adoption of SFAS No. 151 resulted in no impact to our financial condition or results of operations.

In March 2005, the FASB issued FIN 47 “Accounting for Conditional Asset Retirement Obligations — An Interpretation of FASB Statement No. 143”. FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143 “Accounting for Asset Retirement Obligations” (“Statement 143”) refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Based on our evaluation of FIN 47, we recorded a $2.9 net charge for the cumulative effect of accounting change upon adoption of FIN 47 in 2005, and recorded a $4.0 million liability for asset retirement obligations, included in other long-term liabilities on our consolidated balance sheet. See Note 4: Accounting Changes for further discussion.

In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FASB Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”). Under the new rule, SFAS No. 123R will become applicable to us beginning January 1, 2006. We plan to adopt SFAS No. 123R using the modified prospective application method as defined by SFAS No. 123R and accordingly will begin recognizing compensation expense in the first quarter of 2006. In 2005, we began using a lattice model to calculate the fair value of options granted, which will be used to determine stock compensation expense upon adoption of SFAS No. 123R (see Note 3: Significant Accounting Policies for further discussion). The adoption of SFAS No. 123R’s fair value method will have an estimated impact of a $2.0 million reduction to net income in the first quarter of 2006 and will have no impact on our overall financial position. See Note 11: Stock Options for further discussion. Due to the volatility of the price of our common stock and the uncertainty of future option grants to employees, we are unable to estimate this expense for periods subsequent to the first quarter of 2006.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). The guidance in Opinion No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires the retrospective application to prior periods’ financial statements of voluntary changes in accounting principle, unless it is impracticable to do so. SFAS No. 154 is effective for fiscal periods beginning after December 15, 2005. Our adoption of the provisions of SFAS No. 154 is not expected to impact our financial condition or results of operations.

In June 2005 the FASB issued FASB Staff Position No. 143-1 “Accounting for Electronic Equipment Waste Obligations” (“FSP 143-1”). FSP 143-1 addresses the accounting for obligations associated with Directive 2002/96/EC on Waste Electrical and Electronic Equipment (“the Directive”) which was adopted by the European Union. Under FSP 143-1, any waste management obligation associated with the disposal of an asset will remain with the user until the waste equipment is replaced. In the event that this occurs, the waste management obligation for that asset may be transferred to the producer of the replacement equipment, depending upon laws of the applicable European Union member country. The guidance in FSP 143-1 shall be applied the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable EU-member country. Our adoption of the provisions of FSP 143-1 is not expected to impact our financial condition or results of operations.

In September 2005, the Emerging Issues Task Force reached consensus on EITF Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“Issue No. 04-13”). In certain situations, a company may enter into nonmonetary transactions to sell inventory to another company in the same line of business from which it also purchases inventory. Under Issue No. 04-13, in general, an entity is required to treat sales and purchases of inventory between the entity and the same counterparty as one transaction for purposes of applying APB Opinion No. 29, “Accounting for Nonmonetary Transactions” when such transactions are entered into in contemplation of each other. When such transactions are legally contingent on each other, they are considered to have been entered into in contemplation of each other. The EITF also agreed on other factors that should be considered in determining whether transactions have been entered into in contemplation of each other. Issue No. 04-13 will be effective for all new arrangements entered into in reporting periods beginning after March 15, 2006. Our adoption of the provisions of Issue No. 04-13 are not expected to impact our financial condition or results of operations.

Item 7A.    Quantitative and Qualitative Disclosures about Market Risk

We are exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, we utilize derivative financial instruments. We do not use derivative financial instruments for speculative or trading purposes.

At December 31, 2005, our long-term debt (including current maturities) totaled $1,067.0 million. We have no interest rate exposure to rate changes on our fixed rate debt, which totaled $379.5 million. We do have interest rate exposure with respect to the $687.5 million outstanding balance on our variable interest rate debt; however, from time to time, we have entered into interest rate swaps to reduce this exposure. As of December 31, 2005, we had interest rate swaps covering $320 million of our variable interest rate debt. A 50 basis point increase in interest rates would impact our expected annual interest expense for the next twelve months by approximately $1.8 million. However, some of this impact would be offset by additional interest earned on our cash and cash equivalents as a result of the higher rates.

On January 9, 2003, we amended our primary foreign exchange hedging agreement to provide for termination if at any time the amount available under our revolving credit facility becomes less than $2.5 million.

A majority of our revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, as a multinational business, we also conduct certain of these activities through transactions denominated in a variety of other currencies. We use forward foreign currency contracts to hedge firm commitments and reduce our overall exposure to the effects of currency fluctuations on our results of operations and cash flows. Gains and losses on these foreign currency exposures would generally be offset by corresponding losses and gains on the related hedging instruments. This strategy reduces, but does not eliminate, the short-term impact of foreign currency exchange rate movements. For example, changes in exchange rates may affect the foreign currency sales price of our products and can lead to increases or decreases in sales volume to the extent that the sales price of comparable products of our competitors are less or more than the sales price of our products. Our policy prohibits speculation on financial instruments, trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure.